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                                                                    Exhibit 21.1


Retek Inc.
Subsidiary Listing

Retek Information Systems, Inc. (US)
HighTouch Technologies, Inc.
Retek Information Systems Ltd.
WebTrak Ltd.
Retek Informationssysteme GmbH
Retek Information Systems SA
Retek Information Systems, Inc. (Canada)
Retek Information Systems Pty